UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Aulen, Kenneth L.

   500 Diederich Boulevard
   Russell, Kentucky  41169
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 12, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Controller
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |4,983 (1)          |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |10,567 (2)         |I     |By Trustee                 |
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Common Stock               |9-12-0|F (3| |3,182             |D  |$30.01     |                   |      |                           |
                           |2     |)   | |                  |   |           |                   |      |                           |
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Common Stock               |9-12-0|M   | |4,000             |A  |$23.875    |9,378 (4)          |D     |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (5)            |23.875  |9-12-|M   | |2,000      |D  |9-21-|10-21|Common Stock|2,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |93   |-02  |            |       |       |            |   |            |
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                      |23.875  |9-12-|M   | |1,000      |D  |9-21-|10-21|Common Stock|1,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |94   |-02  |            |       |       |            |   |            |
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                      |23.875  |9-12-|M   | |1,000      |D  |9-21-|10-21|Common Stock|1,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |95   |-02  |            |       |       |            |   |            |
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Option (5)            |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|4,000  |       |4,000       |D  |            |
                      |        |     |    | |           |   |94   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |95   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |96   |-03  |            |       |       |            |   |            |
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Option (6)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|4,000  |       |4,000       |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
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Option (6)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|4,000  |       |4,000       |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (6)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|4,000  |       |4,000       |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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Option (7)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|4,000  |       |4,000       |D  |            |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Option (7)            |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|4,000  |       |4,000       |D  |            |
                      |        |     |    | |           |   |99   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |00   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |01   |-08  |            |       |       |            |   |            |
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Option (7)            |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |00   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |01   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |02   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |03   |-09  |            |       |       |            |   |            |
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Option (8)            |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |02   |-11  |            |       |       |            |   |            |
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                      |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |03   |-11  |            |       |       |            |   |            |
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                      |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |04   |-11  |            |       |       |            |   |            |
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Common Stock Units (9)|1-for-1 |     |    | |           |   |     |     |Common Stock|10,705 |       |10,705      |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Shares accrued for my account under Ashland's Leveraged Employee Stock Ownership Plan as of 8-31-02.
2. Based on Employee Savings Plan information as of 9-3-02, the latest date for which such information is reasonably available.
3.  Delivery of shares in payment of option exercise
price.
4.  Joint with wife.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the
plan.
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the
plan.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the
plan.
8. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Amended and Restated Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the
plan.
9. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 9-6-02 including Common Stock Units acquired through bi-weekly payroll contribution, and exempt
under Rule 16b-3(d).   (One (1) Common Stock Unit in the 1995 Deferred
Compensation Plan is the equivalent of one (1) share of Ashland Common
Stock)
SIGNATURE OF REPORTING PERSON
Kenneth L. Aulen
DATE
September 16, 2002